Exhibit 99.3

[LETTERHEAD OF SANDLER O’NEILL & PARTNERS, L.P.]

CONSENT OF SANDLER O’NEILL & PARTNERS, L.P.

We hereby consent to the inclusion of our opinion letter, dated May 7, 2013, to the Special Committee of the Board of Directors of BBX Capital Corporation (the “Company”) as an Annex to the Joint Proxy Statement/Prospectus relating to the proposed merger of the Company with BFC Financial Corporation contained in the Registration Statement on Form S-4 (the “Registration Statement”) as filed with the Securities and Exchange Commission, and to the references to our firm and such opinion and letter, including the quotations from, and summarizations of, such opinion and letter, in such Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Act”), or the rules and regulations of the Securities and Exchange Commission thereunder (the “Regulations”), nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Act or the Regulations.

/s/ Sandler O’Neill & Partners, L.P.

New York, New York

September 27, 2013